                               EXHIBIT 9

                               CONFIDENTIAL

First Union Corporation
Charlotte, North Carolina 28288
704-374-6565

First Union

January 31, 1995

Delcor, Inc.
1110 East Morehead Street
Charlotte, NC   28204

Attention:  Mr. W. D. Cornwell, Jr.
            President

Gentlemen:

First Union National Bank of North Carolina and First Union Corporation or an affiliate thereof (collectively, "First Union") are pleased to confirm to Delcor, Inc. ("Delcor"), their commitment to provide to National Gypsum Company (the "Company"), on the terms, for the purposes and subject to the conditions set forth below and in the summary of
certain terms attached hereto (the "Term Sheets") the following:   (i) a
senior debt facility (the "Senior Debt Facility") in an aggregate amount of up to $162,500,000, (ii) a subscription to purchase from the Company Cumulative Mandatorily Redeemable Preferred Stock (the "Preferred Stock") in an aggregate amount of $50,000,000 and (iii) a subscription to purchase 784,999 shares of Class B Common Stock of the Company in exchange for 784,999 shares of the Company's voting Common Stock (the "Rollover Equity"). As First Union understands the proposed transaction (the "Transaction"), Delcor will enter into a reclassification agreement (the "Transaction Agreement") with the Company that will provide for the redemption of approximately 75% of the outstanding Common Stock of the Company held by persons other than First Union, Delcor (and its affiliates) and NationsBank, N.A. (Carolinas) and its affiliates (collectively, "NationsBank"). The redemption price per share will not exceed the amount discussed between First Union and Delcor (the "Transaction Price"). The Senior Debt Facility, the Preferred Stock proceeds and the Rollover Equity (collectively, the "First Union Financing") are being provided to enable the Company to (i) complete the Transaction, (ii) provide for the ongoing working capital and capital spending needs of the Company, and (iii) pay certain fees and expenses related to the Transaction. If the Transaction is restructured as a dividend, a cash-out merger, or otherwise, this commitment letter and the Term Sheets shall be modified to reflect the revised structure.

This Commitment Letter replaces and supersedes the Commitment Letter between First Union and Delcor, dated November 15, 1994, except with respect to the indemnification, contribution and expense reimbursement provisions thereof, which remain in full force and effect.

First Union's commitment is to provide 50% of a $325,000,000 Senior Debt Facility that will be co- agented by First Union and NationsBank. NationsBank will commit to provide 50% of the Senior Debt Facility and will also purchase (i) $50,000,000 of Preferred Stock and (ii) 784,999 shares of Class B Common Stock of the Company for an amount of cash per share equal to the Transaction Price.

Our commitment to provide the First Union Financing will be funded simultaneously with the completion of the Transaction and is subject to the conditions set forth herein and in the attached Term Sheets, including the right to assign or transfer all or part of this commitment for the First Union Financing to any of our affiliated corporations or banks and to any third parties. Our commitment to provide the First Union Financing will terminate on September 30, 1995 if the Transaction shall not have become effective on or prior to such date.

You agree that this Commitment Letter is for your confidential use only and will not be disclosed by you to any person other than your accountants, attorneys and other advisors and the Company and such of their respective officers, directors, agents, accountants, attorneys and other advisors as need to be provided therewith, and only then in connection with the Transaction and on a confidential basis, except that you may make public disclosure of the existence and amount of First Union's commitment and undertaking hereunder, you may file a copy of the Commitment Letter in any public record in which it is required by law to be filed, and you may make such other public disclosure of the terms and conditions hereof as you are required by law, in the reasonable opinion of your counsel, to make.

Delcor agrees to indemnify each of First Union and its affiliates and their respective directors, officers, employees, agents and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims (whether valid or not), damages and liabilities, joint or several, to which such Indemnified Party may become subject, related to or arising out of the Transaction and will reimburse each Indemnified
Party for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. Notwithstanding the foregoing, the obligation to indemnify any Indemnified Party hereunder shall not apply in respect of any loss, claim, damage or liability to the extent that a court of competent jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from such Indemnified Party's willful malfeasance, gross negligence or bad faith.
In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then Delcor will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party's losses, claims, damages or liabilities in such proportions as appropriately reflect the relative benefits received by and fault of Delcor and such Indemnified Party in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations.

If any action, proceeding, or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify Delcor with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify Delcor shall not relieve Delcor from its obligations hereunder except to the extent Delcor is prejudiced thereby. Delcor shall be entitled to assume the defense of any such action, proceeding, or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding, or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (a) Delcor has failed to assume the defense and employ counsel as provided herein, (b) Delcor has agreed in writing to pay such fees and expenses of separate counsel, or (c) an action, proceeding, or investigation has been commenced against the Indemnified Party and Delcor and representation of both Delcor and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties (in the case of First Union, the existence of any such actual or potential conflict of interest to be determined by First Union, taking into account, among other things, any relevant regulatory concerns). In the case of any circumstance described in clauses (a), (b), or (c) of the immediately preceding sentence, Delcor shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that Delcor shall not in any event be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties. Delcor shall be liable only for settlement of any claim against an Indemnified Party made with Delcor's written consent.

Delcor agrees to pay to us the fees for the Senior Debt Facility outlined in the fee letter dated the date hereof (the "Fee Letter"). Delcor also agrees to reimburse us for all of our out-of-pocket expenses (including the reasonable fees and disbursements of our counsel) in connection with the Transaction and the First Union Financing, described herein.

The provisions of the three immediately preceding paragraphs shall survive any termination of this letter.

Delcor acknowledges that First Union has advised Delcor that the services to be provided hereunder and the amount of fees and the obligation to reimburse expenses are in no way conditioned upon Delcor's obtaining from First Union or any affiliate of First Union any other service or any loan or other financial product.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter and the Fee Letter to First Union no later than 5:00 p.m. Eastern Standard Time, on or before January 31, 1995. This commitment shall terminate at such time unless a signed copy of this letter and the Fee Letter have been delivered to us.

Very Truly Yours,

FIRST UNION CORPORATION



By:     Daniel W. Mathis
     Daniel W. Mathis
     Executive Vice President


FIRST UNION NATIONAL BANK
  OF NORTH CAROLINA



By:     Mark B. Felker
     Mark B. Felker
     Vice President


Agreed to and accepted this
31st day of January, 1995

DELCOR, INC.



By:     W. D. Cornwell, Jr.
     W. D. Cornwell, Jr.
     President

                         NATIONAL GYPSUM COMPANY

                        Summary of Certain Terms


                          Senior Debt Facility

Borrower:             National Gypsum Company (the "Company").

Facility:             A five-year Reducing Revolving Credit Facility (the "Revolver" or the "Senior Debt Facility").

Commitment:           $325,000,000, subject to the mandatory commitment reductions outlined below (the "Commitment")

Maturity Date:        The later of June 30, 2000 or the date five years after the Closing
                      Date.

Agents:               First Union National Bank of North Carolina ("First Union") and
                      NationsBank, N.A. (Carolinas) ("NationsBank") (collectively, the
                      "Agents").

Administrative Agent: NationsBank

Syndication Agent:    First Union


Lenders:              First Union and NationsBank, and a group of other financial institutions reasonably acceptable to the Agents and the Company
                      (the "Lenders").

Use of Proceeds:      To consummate the Transaction described in the Commitment
                      Letter, to pay certain fees and expenses related to the Transaction and to provide for the Company's ongoing working capital and capital spending requirements.

Interest Rates:       The interest rates on the Revolver will be a function of the
                      Company's Total Funded Debt to Operating Cash Flow
                      ("Leverage Ratio") as determined quarterly on a rolling four quarters basis.  Operating Cash Flow will equal the Company's earnings before interest, taxes, depreciation and amortization
                      ("EBITDA").  The Company will have the option of borrowing at a spread over the Base Rate (defined as the higher of the
                      Administrative Agent's Prime Rate, the Three Month CD Rate
                      plus .50%, and the Federal Funds Rate plus .50%) or the Adjusted
                      London Interbank Offered Rate ("LIBOR").  The applicable rates will be based on the following table:



                        Leverage    Spread Over    Spread Over
                          Ratio        Base           LIBOR

                        > 2.0x        1.25%           2.75%

                        -
                      1.50x - 1.99x    0.75%           2.25%
                      1.00x - 1.49x    0.25%           1.75%
                      0.50x -  .99x    0.00%           1.25%
                      <  .50x          0.00%           0.75%



                      The interest rates on the Revolver will increase by two (2)
                      percentage points per annum upon the occurrence and during the continuance of any payment default under the Loan Agreement.

                      The Loan Agreement shall include the Agents' standard protective provisions for such matters as increased costs, funding losses, illegality and withholding taxes.

Interest Payments:    At the end of each applicable Interest Period or quarterly, if earlier, calculated on an actual 360 day basis for both Base Rate and LIBOR Loans.

Interest Periods:     LIBOR interest periods:  30, 60, or 90 days, subject to availability.

Interest Rate
Protection:           Within 90 days following the closing, the Company must obtain reasonably acceptable interest rate protection through interest rate swaps, caps or other instruments reasonably satisfactory to the
                      Agents, against increases in interest rates for a minimum of
                      $100,000,000 or such lesser amount as the Agents may agree, for a period of at least two years.  In the event the Company obtains
                      Interest Rate Protection from any Lender, then such Lender may secure the Company's obligations thereunder on a pari-passu basis with the Senior Debt Facility.


Facility Fee:         1/2 of 1% per annum, on the unutilized portion of the Revolver
                      Commitment, payable quarterly in arrears.

Security:             A perfected first priority security interest in all of the Company's assets, including the pledge of the stock of all the Company's subsidiaries.

Mandatory Reductions: The Revolver Commitment shall be reduced by $40,000,000 on each anniversary of the Closing Date. The maximum available amount under the Revolver during any year is as follows:


                               Year                Revolver
                                                  Commitment
                                1                 $325,000,000
                                2                 $285,000,000
                                3                 $245,000,000
                                4                 $205,000,000
                                5                 $165,000,000


                      Any outstanding amounts under the Revolver on the Maturity
                      Date shall be payable in full.

                      In addition to the scheduled reductions, the Revolver Commitment will be reduced on an annual basis in an amount equal to 50% of the Company's Excess Cash Flow (defined as net income plus depreciation, amortization and all other non-cash charges, adjusted for changes in working capital, minus capital
                      expenditures, principal payments and permitted dividends) for such period, beginning with the period ending December 31, 1996.

                      The Revolver Commitment will also be reduced by the amount equal to the net cash proceeds in excess of $5,000,000 from the sale of any of the Company's assets outside the normal course of business.  In addition, the Revolver will be payable in full immediately upon any change of control which results in Delcor,
                      Inc. or its affiliates owning less than 51% of the voting Common
                      Stock of the Company.



Mandatory
 Prepayments:         The Company will be required to prepay the Revolver from time to time as necessary to insure that the outstanding balance on the
                      Revolver does not exceed the Revolver Commitment.

Voluntary
 Prepayments:         The Company may reduce the amount outstanding under the
                      Revolver at any time and thereafter reborrow.  In addition, the
                      Company may, at its option, upon five business days' notice to the
                      Agents, permanently reduce the unutilized portion of the Revolver in part (in principal amounts of at least $1,000,000 or, if greater, an integral multiple thereof) or in whole.

Conditions Precedent
to Closing:           The funding of the Revolver will be subject to satisfaction of customary conditions precedent for similar financings and for this transaction in particular, including but not limited to each of the following:

                      (i) All documentation relating to the Revolver shall have been completed and reviewed to the Agents' and their counsels' satisfaction;

                      (ii) Delcor and the Company shall have entered into a
                           definitive agreement (the "Transaction Agreement"), on
                           terms acceptable to the Agents in their sole discretion, and the Transaction contemplated thereby shall be
                           consummated simultaneously with the funding of the
                           Revolver;

                      (iii) The Agents shall have received an environmental survey
                           (or audit if so requested), acceptable in form to the Agents and prepared by the Company (or an environmental assessment firm acceptable to the Agents) with respect to the Company's fixed assets;

                      (iv) The Company shall have received a commitment for a
                           $162,500,000 Senior Debt Facility from NationsBank on the same terms and conditions as outlined herein;

                      (v)  The Company shall have received a minimum of
                           $100,000,000 in cash proceeds from the issuance of
                           Cumulative Mandatorily Redeemable Preferred Stock on
                           terms and conditions reasonably acceptable to the Agents;


                      (vi) The Company shall have received $150,000,000 in cash
                           proceeds from the issuance of voting Common Stock to Delcor, Inc. on terms and conditions reasonably acceptable to the Agents;

                      (vii)The Company shall have received cash proceeds from the issuance of 784,999 shares of Class B Common Stock to
                           NationsBank, in an amount equal to the Transaction Price
                           per share, on terms and conditions reasonably acceptable
                           to the Agents;

                     (viii)The Company shall have issued 784,999 shares of Class
                           B Common Stock to First Union in exchange for 784,999 shares of the Company's voting Common Stock;

                      (ix) All governmental, regulatory, shareholder and third party consents and approvals, if any, necessary to effect the
                           Transaction and related financing shall have been obtained and remain in effect;

                      (x)  No material adverse change shall have occurred in the business, assets, financial condition, prospects, or results of operations of the Company and its subsidiaries, taken
                           as a whole, and, except as specifically disclosed in the
                           most recent form 10-Q and any subsequent form 8-K filed
                           by the Company prior to the date hereof with the
                           Securities and Exchange Commission, there shall exist no
                           condition, event, or occurrence that, individually or in the aggregate, could reasonably be expected to result in a
                           material adverse change in the business, assets, financial condition, prospects, or results of operations of the
                           Company and its subsidiaries, taken as a whole;

                      (xi) The Rights Agreement dated November 23, 1994,
                           between the Company and Wachovia Bank of North
                           Carolina, N.A., shall have been terminated or
                           appropriately amended, in form and substance satisfactory
                           to the Agents, so that the consummation of the
                           Transaction will not cause the rights issued thereunder to become exercisable.


                      (xii)All of the Company's existing senior indebtedness shall be repaid in full at closing;

                     (xiii)There shall not be any pending proceeding requesting an injunction or a restraining order with respect to the
                           Transaction or the First Union Financing or challenging
                           the validity or enforceability of the Transaction or the
                           First Union Financing;

                      (xiv)If requested, the Agents shall have received appraisals in satisfactory form on certain of the Company's fixed assets prepared by an independent valuation firm acceptable to
                           the Agents; and

                      (xv) The Agents shall have received such other documents,
                           opinions, certificates and agreements in connection with
                           the Transaction and the Senior Debt Facility, all in form
                           and substance satisfactory to the Agents as they shall
                           reasonably request.

Representations
and Warranties:       The Loan Agreement will include representations and warranties customarily found in the Agents' loan agreements for similar financings and any additional representations and warranties appropriate in the context of the proposed Transaction, including that the Company has made all requisite filings with the Securities and Exchange Commission and that such filings contained no material misstatements or omissions as of the date of filing.

Covenants:            The Loan Agreement will include covenants customarily found in the Agents' loan agreements for similar financings and any additional covenants appropriate in the context of the proposed
                      Transaction.  Such covenants shall in any event include:

                      (1)  Limitations on Liens;

                      (2)  Limitations on Cash Dividends, Distributions and Stock
                           Repurchases;

                      (3)  Limitations on Additional Indebtedness;

                      (4)  Limitations on Transactions with Shareholders and
                           Affiliates;


                      (5)  Limitations on Capital Expenditures and Cash
                           Acquisitions; and

                      (6)  Certain other covenants, including financial covenants
                           (such as fixed charge and interest coverage ratio tests,
                           leverage tests, and minimum current ratio tests)
                           acceptable to the Agents.

Permitted Dividends:  So long as no Event of Default has occurred and is continuing, the
                      Company will be permitted to pay cash dividends on the Preferred
                      Stock and Common Stock in amounts of up to 50% of the
                      Company's net income calculated prior to giving effect to the dividend for such period (the "Permitted Dividends") as long as (i)
                      the Company has at least $25,000,000 of cash and/or availability under the Revolver and (ii) the Company's ratio of Total Funded
                      Debt to Operating Cash Flow on a trailing four quarters basis is less than 2.0x.  Permitted Dividends may be paid on a quarterly basis no sooner than 15 days after receipt by the Lenders of the
                      Company's quarterly financial statements confirming compliance with the above conditions.  Cash dividends shall not be permitted if after giving effect to such payment, the Company would be in default of the Senior Debt Facility or the conditions outlined above.

Permitted
 Indebtedness:       So long as no Event of Default has occurred and is continuing, the
                     Company will be permitted to incur additional indebtedness (the
                     "Permitted Indebtedness") as long as (i) the sum of all Permitted
                     Indebtedness and the Commitment is equal to or less than
                     $425,000,000; (ii) the Company's ratio of Total Debt (including the unutilized portion of the Revolver) to Operating Cash Flow on a trailing four quarters basis is less than 3.0x; and (iii) the terms and conditions of the Permitted Indebtedness are reasonably satisfactory to the Agents.

Events of Default:    Those customarily found in the Agents' loan agreements for similar financings and any additional events of default appropriate in the context of the proposed Transaction.

Syndication:          Following the signing of a definitive Transaction Agreement between Delcor and the Company, the Company shall use its best efforts to assist the Agents in syndicating the Senior Debt Facility.
                      The initial syndication shall be a coordinated process



                      under which both Agents shall reduce their commitments on a pro-rata basis until such time as they reach their desired hold level or mutually agree to terminate the joint syndication process.

Assignments
and Participation:    After completion of the initial syndication process, any Lender may participate or assign its interest in the Senior Debt Facility in minimum amounts of at least $5,000,000 subject to the approval of the Company and the Agents, which shall not be unreasonably withheld.  In addition, at any time, any Lender may transfer all or part of its commitment under the Senior Debt Facility to an affiliate.

Miscellaneous:        (1)  North Carolina state law to govern;

                      (2)  All terms and conditions contained in the Agreements to be reasonably satisfactory to the Agents and to their
                           counsel.  The Company shall reimburse the Agents for all
                           reasonable out-of pocket expenses including, but not
                           limited to, the reasonable fees and disbursements of their counsel in connection with the preparation and execution
                           of the Agreements and the reasonable fees and expenses
                           of any third party consultants retained to assist the Agents in analyzing any environmental, asbestos or solvency
                           related issues, in each case whether or not the transactions herein contemplated shall be consummated or the Senior
                           Debt Facility shall be executed or closed;

                      (3)  Usual provisions regarding survival of Agreements,
                           waiver and delay, extensions of maturity, modifications of agreements, severability, counterparts and enforcements,
                           headings, definition of accounting terms in accordance
                           with GAAP, waiver of jury trial; and

                      (4)  The Loan Agreement shall contain voting requirements
                           that shall allow 66 2/3% in principal amount to approve
                           certain waivers, modifications and amendments subject to
                           customary unanimity requirements.

             Cumulative Mandatorily Redeemable Preferred Stock


Issuer:             National Gypsum Company (the "Company").

Facility:           Cumulative Mandatorily Redeemable Preferred Stock (the "Preferred
                    Stock").

Amount:             $50,000,000 (the "Purchase Price").

Shares Issued:      50,000.

Price Per Share:    $1,000 (the "Purchase Price Per Share").

Purchaser:          First Union Corporation or an affiliate thereof ("First Union").

Use of Proceeds:    To facilitate the consummation of the Transaction as described in the
                    Commitment Letter.

Redemption Date:    8 years from closing.

Dividend Rate:      9.0%.

Dividend Payments:  Quarterly; to be paid in cash, subject to the terms of the Senior Debt Facility.

Call Protection:    None.

Voting Rights:      Non-voting, unless required to comply with the Company's
                    bankruptcy order, in which case the Preferred Stock will have minimal voting rights (voting together with common shareholders as a single class).

Conditions
Precedent:          The purchase of the Preferred Stock will be subject to the execution of a satisfactory Preferred Stock Agreement, and any necessary related documents; as well as the satisfaction of conditions precedent as outlined in the Senior Debt Facility, which are hereby incorporated by reference, and any other conditions


                    deemed appropriate by the Purchaser for similar financings and for this transaction in particular.

Protective
Provisions:         The Company shall not, without first obtaining consent or approval of the holders of at least two-thirds of the Preferred Stock, do any of the following:

                    (i)  Create any senior stock having preference or priority over the
                         Preferred Stock as to dividends or upon redemption,
                         liquidation, winding up or dissolution;

                    (ii) Adversely amend or alter any preferences, rights or powers of the Preferred Stock;

                   (iii) Pay other than Permitted Dividends, provided, however, that once all dividends have been paid on the Preferred Stock in cash, the Company may pay cash dividends on the Common
                         Stock in an annual amount not to exceed (i) 2.5% multiplied by (ii) an amount equal to (x) the Transaction Price Per Share multiplied by (y) the total Shares of voting and Class B
                         Common Stock outstanding; and

                    (iv) Except as contemplated by the Transaction Agreement,
                         redeem or repurchase any junior stock, warrants or other parity stock.

Certain Events:          The following shall constitute an Event:


                    (i)  Failure to declare and pay quarterly dividends on the Preferred Stock in full;

                    (ii) Failure to redeem or pay the Redemption Price in full when required;

                   (iii) Certain events of bankruptcy, receivership or similar proceedings; and

                    (iv) Failure to observe any Protective Provisions.

Rights Upon
an Event:           Upon and during the continuance of an Event, the Purchaser may elect one representative to the Board of Directors of the Company.



                    If Purchaser determines, in its sole discretion, that the exercise of this right would subject Purchaser to any divestiture requirement under the
                    Bank Holding Company Act, this right shall be void.

Change in Control/
Sale of Assets:     In the event there occurs a Change of Control (an event which results in Delcor, Inc. or its affiliates owning less than 51% of the voting
                    Common Stock of the Company) or sale of substantially all of the
                    Company's assets, any holder of Preferred Stock may require the
                    Company to redeem all of the shares of Preferred Stock held by such holder at a price equal to the Purchase Price per share plus all
                    Accrued Dividends thereon to the date of redemption.

Transfer Rights:    Beginning eighteen months after the consummation of the
                    Transaction, any holder of the Preferred Stock may sell or transfer in whole or in part, any shares of Preferred Stock held by such holder subject to (i) the Company's consent, which shall not be unreasonably withheld and (ii) the Company's first right of refusal.

Attendance Rights:  Following the Transaction, the Company will permit a representative of the Purchaser to attend all meetings of the Company's Board of
                    Directors or committees.

Reimbursement
of Expenses:        The Purchaser shall be reimbursed for reasonable out-of-pocket expenses (including fees and disbursements for counsel) incurred in connection with the issuance of the Preferred Stock.

Information
Requirements:       The Company will provide the Purchaser with:  (i) annual financial statements audited by a nationally recognized "Big Six" independent accounting firm, (ii) monthly internal financial statements, (iii) an annual budget for the next fiscal year prior to the end of the previous fiscal year, and (iv) any other information as reasonably requested by such Purchaser.

Representations
and
Warranties:         Those customarily found in purchase agreements for similar financings and any additional representations and warranties appropriate in the context of the proposed financing.



                           Class B Common Stock


Issuer:             National Gypsum Company (the "Company").

Facility:           Class B Common Stock (the "Class B Common Stock").

Purchase Price:     $36,109,954, assuming the Transaction Price Per Share shown below.

Shares Issued:      784,999

Transaction
Price Per Share:    $46 (the "Transaction Price Per Share").

Purchaser:          First Union Corporation or an affiliate thereof ("First Union").

Use of Proceeds:    To facilitate the consummation of the Transaction as described in the
                    Commitment Letter.

Dividend Rights:    To the extent cash dividends on Common Stock are permitted by the
                    Senior Debt Facility and the Preferred Stock, each holder of voting
                    Common Stock and Class B Common Stock shall share ratably in any such dividends.

Voting Rights:      Non-voting, unless required to comply with the Company's
                    bankruptcy order, in which case the Class B Common Stock will have minimal voting rights (voting together with the common shareholders as a single class).

Transfer Rights:    Beginning eighteen months after consummation of the Transaction, any holder of the Class B Common Stock may sell or transfer, in whole or in part, any Class B Common Stock held by such holder subject to (i) the Company's consent, which shall not be unreasonably withheld, and (ii) the Company's first right of refusal.  If necessary to facilitate the sale of the Class B Common Stock, the Company will amend its charter provisions to make the Class B Common Stock exchangeable into voting Common Stock of the Company.  Any such right to have the Company's charter amended shall be subject to
                    Federal Reserve guidelines.


Conditions Precedent:    The purchase of the Class B Common Stock will be subject to the execution of a satisfactory Class B Common Stock Purchase
                         Agreement, and any necessary related documents; as well as the satisfaction of conditions precedent as outlined in the Senior Debt
                         Facility, which are hereby incorporated by reference, and any other conditions deemed appropriate by the Purchaser for similar financings and for this transaction in particular.

Attendance Rights:       Following the Transaction, and provided that the Preferred Stock has been redeemed in full, the Company will permit a representative of the
                         Purchaser to attend all meetings of the Company's Board of Directors or committees.

Other Rights:       In addition to the above rights, the Class B Common Stock will provide for:

                    (i)  Customary anti-dilution provisions;

                    (ii) Piggyback rights on any public or private sale of the
                         Company's equity securities; and

                    (iii)     Two demand registration rights beginning January 1, 1999.
Reimbursement
of Expenses:             The Purchaser shall be reimbursed for reasonable out-of-pocket expenses (including fees and disbursements for counsel) incurred in connection with the issuance of the Class B Common Stock.

Information
Requirements:       The Company will provide the Purchaser with:  (i) annual financial statements audited by a nationally recognized "Big Six" independent accounting firm, (ii) monthly internal financial statements, (iii) an annual budget for the next fiscal year prior to the end of the previous fiscal year, and (iv) any other information as reasonably requested by such Purchaser.

Representations
and Warranties:          Those customarily found in purchase agreements for similar financings and any additional representations and warranties appropriate in the context of the proposed financing.
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